Patrick Industries, Inc. Completes Acquisitions of Sigma Wire International, LLC and KRA International, LLC

ELKHART, IN – December 5, 2016 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisitions of the business and certain assets of Sigma Wire International, LLC (“Sigma”), headquartered in Elkhart, Indiana, and KRA International, LLC (“KRA”), headquartered in Mishawaka, Indiana. Sigma is a manufacturer of a wide range of PVC insulated wire and cable products primarily for the recreational vehicle (“RV”) and marine markets. KRA, which operates primarily in the RV and industrial markets, is a manufacturer of wire harnesses and associated assemblies for RVs, commercial vehicles, lawn care equipment, marine products, the defense industry, and automotive aftermarket products.

The Company projects the combined 2016 revenues of Sigma and KRA to be approximately $21 million. The total cash consideration paid for these two acquisitions was approximately $25 million. The Company expects the acquisitions to be accretive to 2017 net income per share.

“The specialized design and engineering capabilities, manufacturing processes and state-of-the-art production equipment that Sigma and KRA possess, in conjunction with their industry leading reputations in the markets they serve, afford us the opportunity to further expand our presence and capabilities in the RV, marine, industrial, custom commercial vehicle, and heavy duty vehicle markets,” said Todd Cleveland, CEO of Patrick. “Both acquisitions represent an opportunity to increase our overall content per unit, complement our existing product portfolio at several of our operations, and offer new and innovative product lines to our customers.”

“There are tremendous growth and synergy opportunities with the acquisitions of Sigma and KRA, including the ability to leverage our incredibly talented sales force with Sigma’s and KRA’s engineering capabilities, while complementing our offerings of fully integrated marine helm systems within our existing fiberglass operations in the Midwest,” said Andy Nemeth, President of Patrick. “Consistent with previous acquisitions, we will support Sigma and KRA with a financial and operational foundation that will allow each of them to expand on their existing brand value and capitalize on their core competencies while preserving the entrepreneurial spirit that has been so important to their success.”

Hari Agarwal, President and founder of both Sigma and KRA, said, “We are excited to team up with the Patrick organization and bring our companies together to increase our value proposition to the markets we serve. We are planning to continue to drive the business model and partner with Patrick’s existing business units to further expand our presence and grow our market share.”

“The strength and dedication of Sigma and KRA’s management team and their solid reputation in the marketplace will be an asset to our organization as we continue to execute on our strategic initiatives. In addition, the combination of the vertical integration and synergy opportunities is clearly aligned with our strategic growth plans as we continue to bring value to our customer base and to our shareholders,” Mr. Cleveland further stated.

The net purchase price for both businesses includes the acquisition of accounts receivable, inventory, and machinery and equipment, and was funded under the Company’s credit facility. Sigma and KRA will continue to operate on a stand-alone basis under their respective brand names in their existing facilities.

About Patrick Industries
Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 16 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com

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